UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 30, 2014, Claire’s Stores, Inc. (the “Company”) entered into Amendment No. 1 to its Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of September 20, 2012, among the Company, Claire’s, Inc., the Company’s corporate parent (“Parent”), the Administrative Agent and Issuing Agent named therein and the Lenders party thereto (the “Amendment”). A copy of the Amendment is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Section 6.11 of the Credit Agreement requires the Company to maintain a Total Net Secured Leverage Ratio (as defined in the Credit Agreement) not in excess of a specified maximum level when outstanding borrowings (inclusive of letters of credit under the Credit Agreement) (a) exceed $15.0 million at the end of a quarter, or (b) exceed $15.0 million (inclusive of the borrowing being requested) at the time of a borrowing. The Amendment (i) provides for a clarification in how the Total Net Secured Leverage Ratio is calculated at the time of a borrowing, and (ii) increases the maximum permitted Total Net Secured Leverage Ratio from 5.50 to 1.00 to 6.00 to 1.00.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Amendment No. 1 dated as of April 30, 2014, among Claire’s, Inc.(“Parent”), Claire’s Stores, Inc. (the “Borrower”), the Lenders party thereto and Credit Suisse AG, as Administrative Agent, to the Amended and Restated Credit Agreement, dated as of September 20, 2012, among Parent, the Borrower, the Administrative Agent, the Issuing Bank, the Lenders party thereto and the agents, arrangers and bookrunners party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: May 2, 2014	By	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer